SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D (Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

RULE 13d-2(a)
(Amendment No.1)*

Laredo Petroleum, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

516806 106

(CUSIP Number)

Robert B. Knauss, Esq.

Warburg Pincus LLC

450 Lexington Avenue

New York, NY 10017

(212) 878-0600

Copies to:

Willkie Farr & Gallagher, LLP

787 Seventh Avenue

New York, New York 10019

Attn: Maurice Lefkort, Esq.

(212) 728 8239

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

March 26, 2015

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-l(e), 240.13d-l(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”) or otherwise subject to the liabilities of that section of the  Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

CUSIP No. 516806 106

1.	Name of Reporting Person Warburg Pincus Private Equity IX, L.P. I.R.S. Identification Nos. of above persons (entities only) 20-2975990

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 46,215,059

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 46,215,059

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 46,215,059

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 21.8%

14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 516806 106

1.	Name of Reporting Person Warburg Pincus IX GP L.P. I.R.S. Identification Nos. of above persons (entities only) 20-2975945

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 46,215,059

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 46,215,059

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 46,215,059

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 21.8%

14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 516806 106

1.	Name of Reporting Person WPP GP LLC I.R.S. Identification Nos. of above persons (entities only) 47-2029791

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 87,670,127

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 87,670,127

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 87,670,127

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 41.3%

14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 516806 106

1.	Name of Reporting Person Warburg Pincus Partners, L.P. I.R.S. Identification Nos. of above persons (entities only) 13-4069737

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 87,670,127

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 87,670,127

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 87,670,127

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 41.3%

14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 516806 106

1.	Name of Reporting Person Warburg Pincus Partners GP LLC I.R.S. Identification Nos. of above persons (entities only) 47-1971658

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 87,670,127

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 87,670,127

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 87,670,127

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 41.3%

14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 516806 106

1.	Name of Reporting Person Warburg Pincus & Co. I.R.S. Identification Nos. of above persons (entities only) 13-6358475

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 87,670,127

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 87,670,127

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 87,670,127

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 41.3%

14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 516806 106

1.	Name of Reporting Person WP Antero TopCo, Inc. I.R.S. Identification Nos. of above persons (entities only) 26-3735042

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) CO

CUSIP No. 516806 106

1.	Name of Reporting Person Warburg Pincus Private Equity X, L.P. I.R.S. Identification Nos. of above persons (entities only) 26-0849130

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 516806 106

1.	Name of Reporting Person Warburg Pincus X, L.P. I.R.S. Identification Nos. of above persons (entities only) 26-0403670

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 41,455,068

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 41,455,068

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 41,455,068

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 19.5%

14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 516806 106

1.	Name of Reporting Person Warburg Pincus X GP L.P. I.R.S. Identification Nos. of above persons (entities only) 26-0403605

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 41,455,068

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 41,455,068

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 41,455,068

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 19.5%

14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 516806 106

1.	Name of Reporting Person Warburg Pincus X Partners, L.P. I.R.S. Identification Nos. of above persons (entities only) 26-0869910

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 1,291,411

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 1,291,411

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,291,411

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) Less than 1%

14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 516806 106

1.	Name of Reporting Person Warburg Pincus Private Equity X O&G, L.P. I.R.S. Identification Nos. of above persons (entities only) 26-3605628

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 40,163,657

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 40,163,657

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 40,163,657

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 18.9%

14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 516806 106

1.	Name of Reporting Person Warburg Pincus Private Equity (E&P) X, Inc. I.R.S. Identification Nos. of above persons (entities only) 27-3764107

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) CO

CUSIP No. 516806 106

1.	Name of Reporting Person Warburg Pincus Private Equity (E&P) X-B, L.P. I.R.S. Identification Nos. of above persons (entities only) 27-3762954

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 516806 106

1.	Name of Reporting Person Warburg Pincus (E&P) X, L.P. I.R.S. Identification Nos. of above persons (entities only) 27-3763776

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 516806 106

1.	Name of Reporting Person Warburg Pincus (E&P) X LLC I.R.S. Identification Nos. of above persons (entities only) 27-3763653

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 516806 106

1.	Name of Reporting Person Warburg Pincus Partners (E&P) LLC I.R.S. Identification Nos. of above persons (entities only) 27-3763498

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 516806 106

1.	Name of Reporting Person Warburg Pincus & Company US, LLC I.R.S. Identification Nos. of above persons (entities only) 26-1609068

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 516806 106

1.	Name of Reporting Person Warburg Pincus Private Equity (E&P) X-A, L.P. I.R.S. Identification Nos. of above persons (entities only) 27-3762729

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 516806 106

1.	Name of Reporting Person Warburg Pincus (Bermuda) Private Equity X, LLC I.R.S. Identification Nos. of above persons (entities only) 26-3946042

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 516806 106

1.	Name of Reporting Person Warburg Pincus (Bermuda) Private Equity X, L.P. I.R.S. Identification Nos. of above persons (entities only) 98-0584170

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 516806 106

1.	Name of Reporting Person Warburg Pincus (Bermuda) X, L.P. I.R.S. Identification Nos. of above persons (entities only) 98-0587706

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 516806 106

1.	Name of Reporting Person Warburg Pincus (Bermuda) X, Ltd. I.R.S. Identification Nos. of above persons (entities only) 98-0591812

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 516806 106

1.	Name of Reporting Person Warburg Pincus (Bermuda) Private Equity Ltd. I.R.S. Identification Nos. of above persons (entities only) 01-0569187

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 516806 106

1.	Name of Reporting Person Warburg Pincus LLC I.R.S. Identification Nos. of above persons (entities only) 13-3536050

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 87,670,127

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 87,670,127

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 87,670,127

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 41.3%

14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 516806 106

1.	Name of Reporting Person Charles R. Kaye I.R.S. Identification Nos. of above persons (entities only)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 178,358

	8.	Shared Voting Power 87,670,127

	9.	Sole Dispositive Power 178,358

	10.	Shared Dispositive Power 87,670,127

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 87,848,485

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 41.4%

14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 516806 106

1.	Name of Reporting Person Joseph P. Landy I.R.S. Identification Nos. of above persons (entities only)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐ Not applicable

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 122,000

	8.	Shared Voting Power 87,670,127

	9.	Sole Dispositive Power 122,000

	10.	Shared Dispositive Power 87,670,127

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 87,755,080

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 41.4%

14.	Type of Reporting Person (See Instructions) IN

SCHEDULE 13D

(Amendment No. 1)

This Amendment No. 1 (this “Amendment”) amends and supplements the Schedule 13D filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 9, 2015 (the “Schedule 13D”) and is being filed jointly on behalf of: (i) Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP Private Equity IX”), (ii) Warburg Pincus IX GP, L.P., a Delaware limited partnership (“WP IX GP”), (iii) WP Antero TopCo, Inc., a Delaware corporation (“TopCo”), (iv) Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (“WP Private Equity X”), (v) Warburg Pincus Private Equity X O&G, L.P., a Delaware limited partnership (“WP X O&G”), (vi) Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WP X Partners”), (vii) Warburg Pincus X, L.P., a Delaware limited partnership (“WP X”), (viii) Warburg Pincus X GP, L.P., a Delaware limited partnership (“WP X GP”), (ix) WPP GP LLC, a Delaware limited liability company, (x) Warburg Pincus Partners, L.P., a Delaware limited partnership (“WP Partners”), (xi) Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WP Partners GP”), (xii) Warburg Pincus & Co, a New York general partnership (“WP&Co”), (xiii) Warburg Pincus Private Equity (E&P) X-A, L.P., a Delaware limited partnership (“WP E&P X-A”), (xiv) Warburg Pincus Private Equity (E&P) X, Inc., a Delaware corporation (“WP E&P X”), (xv) Warburg Pincus Private Equity (E&P) X-B, L.P., a Delaware limited partnership (“WP E&P X-B”), (xvi) Warburg Pincus (E&P) X, L.P., a Delaware limited partnership (“WP E&P X LP”), (xvii) Warburg Pincus (E&P) X LLC, a Delaware limited liability company (“WP E&P X LLC”), (xviii) Warburg Pincus Partners (E&P) LLC, a Delaware limited liability company (“WP Partners E&P”), (xix) Warburg Pincus & Company US, LLC, a New York limited liability company (“WP&Co US”), (xx) Warburg Pincus (Bermuda) Private Equity X, LLC, a Delaware limited liability company (“WP Bermuda X”), (xxi) Warburg Pincus (Bermuda) Private Equity X, L.P., a Bermuda limited partnership (“WP Private Equity Bermuda X”), (xxii) Warburg Pincus (Bermuda) X, L.P., a Bermuda limited partnership (“WP Bermuda X LP”), (xxiii) Warburg Pincus (Bermuda) X, Ltd., a Bermuda limited company (“WP Bermuda X Ltd”), (xxiv) Warburg Pincus (Bermuda) Private Equity Ltd., a Bermuda limited company (“WP Bermuda Private Equity”), (xxv)Warburg Pincus LLC, a New York limited liability company (“WP LLC”), and (xxvi) Messrs. Charles R. Kaye and Joseph P. Landy (collectively, the “Warburg Pincus Reporting Persons”). This Amendment relates to shares of common stock, par value $0.01 per share, of Laredo Petroleum, Inc.  (the “Shares”). The name of the issuer is Laredo Petroleum, Inc., a Delaware corporation (f/k/a Laredo Petroleum Holdings, Inc.) (the “Issuer”). Unless otherwise indicated herein, each capitalized term used but not otherwise defined in this Amendment shall have the meaning ascribed to such term in the Schedule 13D.

Item 3. Source and Amount of Funds

Item 3 is hereby amended by inserting the following at the end thereof:

All of the funds required for the purchase of the shares from the Sellers, pursuant to the terms of the Stock Purchase Agreement, were obtained from the working capital of WP X O&G, including from capital contributions from its limited partners.

Item 4. Purpose of the Transaction

Item 4 is hereby amended by inserting the following at the end thereof:

The transactions contemplated by the Stock Purchase Agreement, which is incorporated herein by reference, were completed on March 26, 2015.

Item 5. Interest in Securities of the Issuer

Item 5 is hereby amended by replacing it in its entirety with the following:

Immediately following the consummation of the transactions contemplated by the Stock Purchase Agreement described in Item 4 above, the Warburg Pincus Reporting Persons listed below have the following beneficial ownership of Shares (percentages are based on 143,263,488 Shares reported as outstanding in the Issuer’s Form 10-K for the year ended December 31, 2014 and 69,000,000 Shares sold in the Offering):

(i)                                     WP Private Equity IX has shared dispositive and voting power over 46,215,059 Shares of the Issuer, representing 21.8% of the outstanding Shares of the Issuer.

(ii)                                  WP IX GP by virtue of its status as the general partner of WP Private Equity IX has shared dispositive and voting power over 46,215,059 Shares, representing 21.8% of the outstanding Shares of the Issuer.

(iii)                               WP X O&G has shared dispositive and voting power over 40,163,657 Shares, representing 18.9% of the outstanding Shares of the Issuer.

(iv)                              WP X Partners has shared dispositive and voting power over 1,291,411 Shares, representing less than 1.0 % of the outstanding Shares of the Issuer.

(v)                                 WP X by virtue of its status as the general partner of WP X O&G and WP X Partners has shared dispositive and voting power over 41,455,068 Shares, representing 19.5% of the outstanding Shares of the Issuer.

(vi)                              WP X GP LP by virtue of its status as the general partner of WP X has shared dispositive and voting power over 41,455,068 Shares, representing 19.5% of the outstanding Shares of the Issuer.

(vii)                           WPP GP LLC by virtue of its status as the general partner of WP IX GP and WP X GP has shared dispositive and voting power over 87,670,127 Shares, representing 41.3% of the outstanding Shares of the Issuer.

(viii)                        WP Partners by virtue of its status as the managing member of WPP GP LLC has shared dispositive and voting power over 87,670,127 Shares, representing 41.3% of the outstanding Shares of the Issuer.

(ix)                              WP Partners GP by virtue of its status as the general partner of WP Partners has shared dispositive and voting power over 87,670,127 Shares, representing 41.3% of the outstanding Shares of the Issuer.

(x)                                 WP&Co by virtue of its status as the sole member of WP Partners GP has shared dispositive and voting power over 87,670,127 Shares, representing 41.3% of the outstanding Shares of the Issuer.

(xi)                              WP LLC by virtue of its status as manager of WP Private Equity IX, WP X O&G, and WP X Partners has shared dispositive and voting power over 87,670,127 Shares, representing 41.3% of the outstanding Shares of the Issuer.

(xii)                           Charles R. Kaye by virtue of his status as Managing General Partner of WP&Co and Co-Chief Executive Officer and Managing Member of WP LLC has shared dispositive and voting power over 87,670,127 Shares and sole dispositive and voting power over 178,358(1) Shares, representing in the aggregate 41.4% of the outstanding Shares of the Issuer.

(xiii)                        Joseph P. Landy by virtue of his status as Managing General Partner of WP&Co and Co-Chief Executive Officer and Managing Member of WP LLC has shared dispositive and voting power over 87,670,127 Shares and sole dispositive and voting power over, directly and indirectly, 122,000 Shares, representing in the aggregate 41.4% of the outstanding Shares of the Issuer.

Following the consummation of the transactions contemplated by the Stock Purchase Agreement, each of TopCo, WP Private Equity X, WP E&P X-A, WP E&P X, WP E&P X-B, WP E&P X LP, WP E&P X LLC, WP Partners E&P, WP&Co US, WP Bermuda X, WP Private Equity Bermuda X, WP Bermuda X LP, WP Bermuda X Ltd, and WP Bermuda Private Equity no longer beneficially owned any Shares of the Issuer. Such a reduction in beneficial ownership below the 5% Schedule 13D reporting threshold terminates the reporting obligation of all of the foregoing entities under the Exchange Act.

Each of the Warburg Pincus Reporting Persons listed in this Item 5(i) through 5(xiii) could be deemed to have beneficial ownership of all of the shares reported in this Schedule 13D; nevertheless, each of the Warburg Pincus Reporting Persons disclaims beneficial ownership of shares in excess of that reported in this Item 5.  Each of Messrs. Kaye and Landy disclaims beneficial ownership of the shares of common stock owned by the other Warburg Reporting Persons.

Information with respect to each of the Warburg Pincus Reporting Persons is given solely by such Warburg Pincus Reporting Person, and no Warburg Pincus Reporting Person has responsibility for the accuracy or completeness of information supplied by another Warburg Pincus Reporting Person.

(1)  Such 178,358 Shares are held as follows: 142,703 Shares by Charles R. Kaye; 11,885 Shares by The Nicole Kaye 2013 GST Trust; 11,885 Shares by The Sydney Kaye 2013 GST Trust; and 11,885 Shares by The Tyler Kaye 2013 GST Trust.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 is hereby amended by adding the following sentence at the end of the last paragraph of Item 6:

The transactions contemplated by the Stock Purchase Agreement, which is incorporated herein by reference, were completed on March 26, 2015.

Item 7. Material to Be Filed as Exhibits

1.              Stock Purchase Agreement, by and between WP X O&G and each of WP Antero Topco, Inc., Warburg Pincus Private Equity (E&P) X, Inc., Warburg Pincus Private Equity (E&P) X-A, L.P., and Warburg Pincus (Bermuda) Private Equity X, LLC, dated as of March 5, 2015 (incorporated by reference to Exhibit 3 to the Schedule 13D filed with the SEC on March 9, 2015).

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 26, 2015

WARBURG PINCUS PRIVATE EQUITY IX, L.P.
By: Warburg Pincus IX GP L.P., its general partner
By: WPP GP LLC, its general partner
By: Warburg Pincus Partners, L.P., its managing member
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus & Co., its managing member
By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS IX GP L.P.
By: WPP GP LLC, its general partner
By: Warburg Pincus Partners, L.P., its managing member
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus & Co., its managing member
By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

Dated: March 26, 2015

WPP GP LLC
By: Warburg Pincus Partners, L.P., its managing member
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus & Co., its managing member
By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS PARTNERS, L.P.
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus & Co., its managing member
By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS PARTNERS GP LLC
By: Warburg Pincus & Co., its managing member
By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS & CO.
By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

Dated: March 26, 2015	WP ANTERO TOPCO, INC.
By: Warburg Pincus Private Equity X, L.P., its sole shareholder
By: Warburg Pincus X, L.P., its general partner
By: Warburg Pincus X GP L.P., its general partner
By: WPP GP LLC, its general partner
By: Warburg Pincus Partners, L.P., its managing member
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus & Co., its managing member
	By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS PRIVATE EQUITY X, L.P.
By: Warburg Pincus X, L.P., its general partner
By: Warburg Pincus X GP L.P., its general partner
By: WPP GP LLC, its general partner
By: Warburg Pincus Partners, L.P., its managing member
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus & Co., its managing member
	By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

Dated: March 26, 2015

WARBURG PINCUS X, L.P.
By: Warburg Pincus X GP L.P., its general partner
By: WPP GP LLC, its general partner
By: Warburg Pincus Partners, L.P., its managing member
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus & Co., its managing member
By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS X GP L.P.
By: WPP GP LLC, its general partner
By: Warburg Pincus Partners, L.P., its managing member
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus & Co., its managing member
By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

Dated: March 26, 2015

WARBURG PINCUS X PARTNERS, L.P.
By: Warburg Pincus X, L.P., its general partner
By: Warburg Pincus X GP L.P., its general partner
By: WPP GP LLC, its general partner
By: Warburg Pincus Partners, L.P., its managing member
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus & Co., its managing member
By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS PRIVATE EQUITY X O&G, L.P.
By: Warburg Pincus X, L.P., its general partner
By: Warburg Pincus X GP L.P., its general partner
By: WPP GP LLC, its general partner
By: Warburg Pincus Partners, L.P., its managing member
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus & Co., its managing member
By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

Dated: March 26, 2015

WARBURG PINCUS PRIVATE EQUITY (E&P) X, INC.
By: Warburg Pincus Private Equity (E&P) X-B, L.P., its sole shareholder
By: Warburg Pincus (E&P) X, L.P., its general partner
By: Warburg Pincus (E&P) X LLC, its general partner
By: Warburg Pincus Partners (E&P) LLC, its sole member
By: Warburg Pincus & Company US, LLC, its managing member
By:	/s/ Steven G. Glenn
Name: Steven G. Glenn
Title: Authorized Signatory

WARBURG PINCUS PRIVATE EQUITY (E&P) X-B, L.P.
By: Warburg Pincus (E&P) X, L.P., its general partner
By: Warburg Pincus (E&P) X LLC, its general partner
By: Warburg Pincus Partners (E&P) LLC, its sole member
By: Warburg Pincus & Company US, LLC, its managing member
By:	/s/ Steven G. Glenn
Name: Steven G. Glenn
Title: Authorized Signatory

Dated: March 26, 2015

WARBURG PINCUS PRIVATE EQUITY (E&P) X-A, L.P.
By: Warburg Pincus (E&P) X, L.P., its general partner
By: Warburg Pincus (E&P) X LLC, its general partner
By: Warburg Pincus Partners (E&P) LLC, its sole member
By: Warburg Pincus & Company US, LLC, its managing member
By:	/s/ Steven G. Glenn
Name: Steven G. Glenn
Title: Authorized Signatory

WARBURG PINCUS (E&P) X, L.P.
By: Warburg Pincus (E&P) X LLC, its general partner
By: Warburg Pincus Partners (E&P) LLC, its sole member
By: Warburg Pincus & Company US, LLC, its managing member
By:	/s/ Steven G. Glenn
Name: Steven G. Glenn
Title: Authorized Signatory

WARBURG PINCUS (E&P) X LLC
By: Warburg Pincus Partners (E&P) LLC, its sole member
By: Warburg Pincus & Company US, LLC, its managing member
By:	/s/ Steven G. Glenn
Name: Steven G. Glenn
Title: Authorized Signatory

Dated: March 26, 2015

WARBURG PINCUS PARTNERS (E&P) LLC
By: Warburg Pincus & Company US, LLC, its managing member
By:	/s/ Steven G. Glenn
Name: Steven G. Glenn
Title: Authorized Signatory

WARBURG PINCUS & COMPANY US, LLC
By:	/s/ Steven G. Glenn
Name: Steven G. Glenn
Title: Authorized Signatory

WARBURG PINCUS (BERMUDA) PRIVATE EQUITY X, LLC
By: Warburg Pincus (Bermuda) Private Equity X, L.P., its sole member
By: Warburg Pincus (Bermuda) X, L.P., its general partner
By: Warburg Pincus (Bermuda) X, Ltd., its general partner
By: Warburg Pincus (Bermuda) Private Equity Ltd., its sole shareholder
By:	/s/ Steven G. Glenn
Name: Steven G. Glenn
Title: Authorised Signatory

Dated: March 26, 2015

WARBURG PINCUS (BERMUDA) PRIVATE EQUITY X, L.P.
By: Warburg Pincus (Bermuda) X, L.P., its general partner
By: Warburg Pincus (Bermuda) X, Ltd., its general partner
By: Warburg Pincus (Bermuda) Private Equity Ltd., its sole shareholder
By:	/s/ Steven G. Glenn
Name: Steven G. Glenn
Title: Authorised Signatory

WARBURG PINCUS (BERMUDA) X, L.P.
By: Warburg Pincus (Bermuda) X, Ltd., its general partner
By: Warburg Pincus (Bermuda) Private Equity Ltd., its sole shareholder
By:	/s/ Steven G. Glenn
Name: Steven G. Glenn
Title: Authorised Signatory

WARBURG PINCUS (BERMUDA) X, LTD.
By: Warburg Pincus (Bermuda) Private Equity Ltd., its sole shareholder
By:	/s/ Steven G. Glenn
Name: Steven G. Glenn
Title: Authorised Signatory

WARBURG PINCUS (BERMUDA) PRIVATE EQUITY LTD.
By:	/s/ Steven G. Glenn
Name: Steven G. Glenn
Title: Authorised Signatory

Dated: March 26, 2015

WARBURG PINCUS LLC
By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Managing Director

CHARLES R. KAYE
By:	/s/ Robert B. Knauss
Name: Charles R. Kaye
Title: Robert B. Knauss, Attorney-in-Fact*

JOSEPH P. LANDY
By:	/s/ Robert B. Knauss
Name: Joseph P. Landy
Title: Robert B. Knauss, Attorney-in-Fact*

* The Power of Attorney given by each of Mr. Kaye and Mr. Landy was previously filed with the U.S. Securities & Exchange Commission on November 26, 2013 as an exhibit to a statement on Form 4 filed by Warburg Pincus Private Equity IX, L.P. with respect to Laredo Petroleum, Inc. (f/k/a Laredo Petroleum Holdings, Inc.) and is hereby incorporated by reference.